Exhibit 4.1

TESLA MOTORS, INC.

WAIVER OF REGISTRATION RIGHTS

DATED AS OF AUGUST 13, 2015

Reference is hereby made to that certain Fifth Amended and Restated Investors’ Rights Agreement, dated as of August 31, 2009, as amended to date (the “Investors’ Rights Agreement”), by and among Tesla Motors, Inc., a Delaware corporation (the “Company”), and the investors named therein (which investors include each of the undersigned Holders of Registrable Securities). All capitalized terms used in this Waiver of Registration Rights (this “Waiver”) have the meanings ascribed to such terms in the Investors’ Rights Agreement unless otherwise defined herein. This Waiver shall be dated as of the date on which the Company or its agents receive the last signed counterpart signature page hereto necessary to give effect to the actions contemplated hereby.

WHEREAS: The Company is contemplating a potential public offering of common stock of the Company, pursuant to an automatically effective registration statement on Form S-3 initially filed with the U.S. Securities and Exchange Commission on May 15, 2013, which is to be supplemented and completed on or before September 30, 2015 (the “Registered Offering”).

WHEREAS: Pursuant to, and subject to the terms and conditions of, Section 1.3 of the Investors’ Rights Agreement, if the Company proposes to register any of its stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”), in connection with a public offering of securities, (x) the Company shall, at such time, promptly give each Holder written notice of such registration and (y) the Company shall cause to be registered under the Securities Act all of the Registrable Securities that each Holder of such securities requests to be registered in the public offering (the “Piggyback Registration Rights”).

WHEREAS: Pursuant to Section 5.2 of the Investors’ Rights Agreement, any term of the Investors’ Rights Agreement may be amended or waived with the written consent of (i) the Company and (ii) the holders of at least two-thirds of the Registrable Securities then outstanding, with such amendment or waiver to be binding on all current and future holders of Registrable Securities.

NOW, THEREFORE, BE IT RESOLVED: Pursuant to Section 5.2 of the Investors’ Rights Agreement, the Company and the undersigned holders of Registrable Securities, on their own behalf and on behalf of all current and future holders of their respective Registrable Securities, hereby waive the Piggyback Registration Rights, and all notice and other rights related thereto, solely with respect to the Registered Offering.

[Signature page immediately follows]

This Waiver is hereby acknowledged and agreed on behalf of the undersigned:

COMPANY:

TESLA MOTORS, INC.

By:	/s/ Deepak Ahuja
Name:	Deepak Ahuja
Title:	Chief Financial Officer

SIGNATURE PAGE TO WAIVER OF REGISTRATION RIGHTS

This Waiver is hereby acknowledged and agreed on behalf of the undersigned:

HOLDERS:

ELON MUSK REVOCABLE TRUST DATED JULY 22, 2003

By:	/s/ Elon Musk

Name:	Elon Musk

Title:	Trustee

SIGNATURE PAGE TO WAIVER OF REGISTRATION RIGHTS